Exhibit 99.1

December 13, 2006	Contact:	Michael G. Long
Chief Financial Officer
(713) 654-8960

EDGE PETROLEUM ANNOUNCES ANOTHER STRATEGIC PROPERTY ACQUISITION

HOUSTON - EDGE PETROLEUM CORPORATION (NASDAQ: EPEX) announced today that it has entered into an agreement with Anadarko Petroleum Corporation (NYSE: APC) to acquire Anadarko’s ownership in the oil and gas properties in Nueces County, Texas commonly known as the Chapman Ranch Field.  This transaction follows the acquisition Edge made last year of an approximate 50% non-operated W.I. in the Chapman Ranch Field from three private companies.  Edge currently owns working interests ranging from 44% to 50% in 7 producing wells in this field and will be acquiring an additional 44% to 50% W.I. in those same wells, as well as taking over the operatorship of the property.

The acquired properties consist of 9 producing wells (4.9 net) with a net daily production rate attributable to the acquired wells of 3.6 MMcfe, of which about 90% is natural gas.  Edge’s internal reserve assessment as of December 1, 2006 is approximately 9.2 Bcfe of net proven reserves consisting of 2.8 Bcfe of net proved developed producing and 6.4 Bcfe of net proved undeveloped reserves.  Edge has committed to pay $26 million in cash for the acquisition subject to adjustments for operations and other usual purchase price adjustments from the effective date to the closing date.  The effective date of the transaction is December 1, 2006 and the anticipated closing date is December 28, 2006.

John W. Elias, Edge’s Chairman, President and CEO, commented on the planned transaction saying, “This acquisition gives us operatorship and control over the exploitation and future development of an important asset.  We acquired our initial ownership in this field because we believed there was considerable upside potential remaining in the field and surrounding area that we wanted to capture.  Our lack of control over the operations made it very difficult for us to exploit the full potential of the property in an acceptable manner.  However, in anticipation of our making this purchase, we elected to move forward with a new 3D seismic program over the field and surrounding area.  Currently, we estimate there are at least 10 proved undeveloped locations to be drilled plus additional locations that we expect to verify with the new 3D seismic and our 2007 planned drilling program.  We expect to fund this transaction from the unused borrowing capacity under our current credit facility which is expected to increase concurrently with this transaction.”

Elias went on to note, “Our due diligence and planning related to our previously announced $320 million acquisition from a private party in south and southeast Texas is progressing as we expected and is on schedule for a late January 2007 closing.”

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins in the United States.  Edge common stock is listed on the NASDAQ Global Select Market under the symbol “EPEX.”

Statements regarding the consummation of any transaction mentioned, any benefits, effects or terms thereof, future development and exploration opportunities, additional drilling locations, operator status, expected working interest, financing plans, estimated reserves, timing of transaction or financing, and any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions, many of which are beyond Edge’s ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include, but are not limited to, costs and difficulties related to the evaluation and integration of acquired businesses and assets, costs, delays and other difficulties related to the transaction, risks that increased financing  will not be obtained, conditions to financing will not be met or that financial institutions will otherwise not extend credit, results of adjustments and other pre-closing matters, failure to satisfy closing conditions to the transaction,  actions by seller in the transaction, the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, increased costs and delays attributable to oilfield services and equipment, and the ability of the company to meet its business and financial goals and other factors included in Risk Factors and elsewhere in Edge’s most recent 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Additional information regarding the transaction can be found in Edge’s Current Reports on Form 8-K relating to the transaction expected to be filed within four business days following this press release.